Consulting Agreement

      Agreement effective as of the 1st Day of April 1997 by and between BLC Capital Corp., a Delaware Corporation with offices at 919 Third Avenue, New York, N.Y. 10022 (the "Company") and R. Matthew McGee residing at 9405 Avalon Drive, Richmond, Va. 23229 (the "Consultant").

      WHEREAS, the Company was formed to originate, place and/or fund loans Small Real Estate Loans ( as hereinafter defined), and Non Qualifying Small Business Loans (as hereinafter defined), or portions thereof, that are not eligible for funding or that are not accepted for funding in whole or in part as an SBA Loan (as hereinafter defined) by Business Loan Center under its United States Small Business Administration ("SBA") 7a Guaranteed Lending Program; and

      WHEREAS, the Consultant has experience in originating , underwriting and packaging Small Real Estate Loans, Non Qualifying Small Business Loans as well as Small Business Loans; and

      WHEREAS, the Company wishes to employ Consultant for the purposes set forth hereinbelow and Consultant wishes to accept said employment in accordance with the terms and conditions hereof.

      NOW THEREFORE, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency thereof is hereby acknowledged, the parties hereto do hereby agree as follows:

      1.    Employment and Term

            Company shall employ Executive for a period of five years commencing on the effective date hereof and ending on March 31, 2002, subject to the termination provisions hereinafter set forth. Thereafter this Agreement shall be automatically extended for additional successive one year periods, unless the Company or Consultant notifies the other at least 90 days prior to the end of the initial term or any extension thereof that it or he does not wish to extend the Agreement.

      2.    Compensation

            (a) As compensation for Consultant's performance of all required duties hereunder, and conditioned upon full, faithful and diligent performance of all promises and undertakings herein, the Company shall pay to Consultant the sum of One Hundred Thirty-Six Thousand Dollars ($136,000) per year.

            (b) All payments made by the Company to the Consultant hereunder shall be subject to such tax, FICA and other deductions or withholdings as the Company shall be required


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to make by law or which the Company uniformly makes as a matter of policy from compensation paid to other employees.

            (c ) Consultant will be provided the employee benefits such as health insurance in accordance with the programs available to the other employees of the Company or its affiliates.

            (d) Consultant will be entitled to reasonable periods of vacation, not to exceed two weeks per year for each of the first two years of this Agreement, three weeks per year thereafter, to be taken at times which do not unreasonably interfere with the performance of his duties hereunder.

            (e) The Company may at its option provide Consultant with an automobile for use in connection with the services he is to provide hereunder.

      3.    Duties

            (a) Consultant shall primarily be responsible for originating, screening and underwriting and Small Real Estate Loans and Non Qualifying Small Business Loans for the Company to determine whether they meet the Company's lending criteria (for purposes of this Agreement Small Real Estate Loans and Non Qualifying Small Business Loans shall sometimes be jointly referred to as "Loans") . In connection therewith and without limiting the generality of the foregoing, Consultant shall actively seek out and refer Loans to the Company and actively seek to promote, coordinate and expand the Company's network of loan brokers, loan representatives and other loan sources. Consultant agrees to perform such other duties of an executive nature for the Company or its affiliates, as may be requested from time to time by the Board of Directors of the Company. Consultant agrees to travel as reasonably required in performing his functions hereunder.

            (b) Consultant will devote all of his skill, knowledge and working time to the conscientious performance of his duties pursuant to this Agreement. He may not otherwise engage in other business activities for his own account or for others.

      4.    Prohibitions

            (a) Anything contained herein to the contrary notwithstanding, Consultant shall not participate in the loan process on any SBA guaranteed loan and shall not Conduct Business with the SBA. The term "Conduct Business" with the SBA means:

                  (i ) Preparing or submitting on behalf of an applicant an application with the SBA for (a) financial assistance of any kind, (b) assistance from


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                  the Investment Division of SBA, or (c) assistance in
                  procurement and technical matters;

                  (ii) Preparing or processing on behalf of a lender or a participant in any of SBA's programs an application for federal financial assistance;

                  (iii) Participating with or communicating in any way with officers or employees of SBA on an applicant's, participant's, or lender's behalf;

                  (iv) Acting as a "Lender Service Provider". A Lender Service Provider is an agent who carries out lender functions in originating, disbursing, servicing or liquidating a specific SBA business loan or portfolio; and

                  (v) Such other activity as SBA reasonably shall determine of which the Company provides Consultant written notice.

            (b) Without limiting the foregoing the Consultant shall not Conduct Business with the SBA in connection with any SBA Loan in which Business Loan Center, its successors or assigns, is in any way involved.

      5.    Definitions

            (a) SBA Loan - A loan authorized by section 7(a) of the Small Business Act (the "Act") 15 U.S.C. 636(a), a loan authorized by section 7(m) of the Act 15 U.S.C. 636(m) or a "504" loan authorized by Title V of the Act 15 U.S.C. 695-697(f).

            (b) Small Real Estate Loan - A loan in a principal amount equal to or less than $2,500,000 that is not an SBA Loan and is secured by real estate.

            (c ) Non Qualifying Small Business Loans - A loan that is not an SBA Loan or a loan once it has not been accepted for funding by Business Loan Center, its successors or assigns.

            (d) Confidential Information - Confidential Information includes, but is not limited to, loan sources, mailing lists, customer lists, data bases, loan underwriting criteria and procedures, loan closing and servicing procedures, loan administration procedures, sources of financing and terms thereof, loan sales and securitization procedures and agreements, confidential technical information, information concerning loan procurement or sales activities or procedures, promotion or pricing techniques, credit or financial data (including data concerning customers of the Company or its affiliates.

            (e) Affiliates - Affiliate or affiliates shall mean BLC Financial Services, Inc. ("BLCF") and every subsidiary thereof and any entity in which BLCF and any of its subsidiaries


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holds an equity interest and any licensee of BLCF and its subsidiaries.

            (f) Associate(s) - Shall mean any person, corporation or other entity that has entered into or enters into an Associates Agreement with the Company or any of its affiliates prior to or during the term of this Agreement.

      6.    Non-Competition

            (a) Consultant covenants and agrees to promptly deliver to the Company, upon termination of his employment or at any other time the Company may so request, all memoranda, notes, records, reports, mailing lists, customer lists, data bases and other documents (and all copies thereof) relating to the Company's business or that of its Affiliates.

            (b) During the term of this Agreement and for two years after the termination of this Agreement (the "Non-Competition Term"), in order to preserve the goodwill and ongoing business value of the Company and its Affiliates, and in view of Consultant's experience and access to unique and proprietary information with respect to the current and proposed business activities of the Company and its Affiliates, Consultant will not directly or indirectly:

                  (i) Disclose to any third party any trade secrets or Confidential Information of the Company or its Affiliates.

                  (ii) Use any Confidential Information for his own purposes or for the benefit of any firm, corporation, person or other entity except the Company or its Affiliates.

                  (iii) The restrictions contained in this subparagraph (b) shall be inapplicable to any Confidential Information which becomes generally available to the public other than as a result of disclosure by Consultant. In addition this restriction shall not apply if Consultant is compelled to disclose the Confidential Information required by a governmental regulatory authority or court order.

                  (iv) Divert, solicit or interfere with any loans originated by or for any person, corporation or other entity which has been a loan broker, loan representative, loan originator, loan source, associate, borrower or customer of the Company or its Affiliates prior to the date hereof or at any time during the term hereof.

                  (v) Interfere with the employment, contractual or business relationships of the Company or its Affiliates which currently exist, or which shall have arisen or been developed at any time during the term of this Agreement or which has been or is being negotiated during the term of


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                  this Agreement by and between the Company or its Affiliates any other person, corporation or other business entity, including, but not limited to, loan brokers, loan representatives, associates and other loan sources.

                  (vi) In any city, village, town or the like in which the Company or any of its Affiliates or Associates maintained or maintains an office on the date of termination of this Agreement or at any time two years prior to such date, and within a five mile radius from the center thereof, act in any manner or capacity, as principal, agent, partner, officer, director, employee, consultant, advisor or investor in or for any person or business entity or enterprise which is engaged in or which during the Non Competition Term becomes engaged in the making, origination, underwriting and/ or placement of Small Real Estate Loans, Non Qualifying Small Business Loans or SBA Loans. The restrictions contained in this subparagraph
                  (vi) shall apply during the term of this Agreement and for eighteen (18) months after the termination of this Agreement.

                  (vii) Consultant has carefully reviewed the above restrictions on his future business activities with his legal counsel and represents to the Company that they will not unreasonably interfere with his future ability to be gainfully employed. However, if the scope of any restriction contained herein is too broad to permit enforcement of such restriction to its full extent, then such restriction shall be enforced to the maximum extent permitted by law and Consultant hereby consents and agrees that such scope may be judicially modified accordingly in any proceedings to enforce such restrictions.

      7.    Consultant's Work Product

            All of the results and proceeds of Consultant's services under this Agreement, including without limitation, any and all programs, written procedures, trade names, trademarks, service marks, inventions, improvements, technical information, software, suggestions and the like, relating to the Company's and its affiliate's business, which Consultant, during the term of this Agreement, creates, develops or acquires (whether or not during usual business hours and whether alone or in collaboration with others), together with all patent applications, letters patent, trademarks, copyrights, and reissues and renewals thereof, that during the term hereto are filed or granted for or upon any such invention, improvement, trade name, trademark, service mark, materials or technical information, shall at all times be and remain the sole and exclusive property of the Company.

      8.    Termination of Employment


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

            (a) Default - This Agreement may be terminated for Cause by the Company. "Cause" shall mean (i ) the willful failure or refusal by Consultant to substantially perform his duties hereunder promptly after written demand for performance has been given to the Consultant by the Company's Board of Directors, specifying the manner in which the Board believes the Consultant has failed to perform his duties; (ii) the Consultant's breach of any representation, covenant or warranty hereunder, including but not limited to the covenants and agreements set forth in paragraph 6 hereof and the Prohibitions set forth in paragraph 4 hereof; (iii) gross negligence, fraud, material misrepresentation or malfeasance; (iv) the Consultant's conviction of, or entering into a plea of nolo contendere to a crime after the date hereof or the violation of his "supervised release" obligations; or (v) a determination by the Company, in its sole and absolute discretion, that the continued employment of the Consultant by the Company may jeopardize the ability of any affiliate(s) of the Company involved in the SBA lending business to continue to participate in the SBA lending program(s) or the ability of the Company or any affiliate(s) to sell their loans, or participations therein, in the securitization market.

            (b) Disability - This Agreement may be terminated by the Company in the event of Disability of the Consultant. The term "Disability" shall mean a physical or mental disability that prevents the substantial performance by Consultant of his duties hereunder that lasts for a period of four and one half (4 1/2) months or longer. The reasoned good faith judgment of the Company as to Consultant's Disability shall be final and shall be based upon such competent medical evidence as shall be presented to the Company by Consultant or by any physician(s) or other competent medical experts on behalf of the Consultant and/or the company. Prior to termination, the Company shall be entitled to deduct from all payments to be made to Consultant during any disability period (whether or not there has been a reduction in Consultant's compensation) an amount equal to all disability payments received by Consultant from Worker's Compensation, Social Security and/or disability insurance policies, if any, maintained by the Company.

            (c) Death - In the event of the death of the Consultant, this Agreement shall automatically terminate upon the date thereof.

            (d) Termination by Consultant - The Consultant may terminate this Agreement in the event of a material breach by the Company of its obligations hereunder, which breach remains uncured for thirty days after receipt of written notice specifying in reasonable detail the nature of the breach.

            (e) Notice of Termination - Any termination by the Company or Consultant shall be communicated by a written "Notice of Termination" addressed to the other parties to this Agreement. A "Notice of Termination" shall mean a notice stating that the Consultant's employment has been or will be terminated, indicating the specific termination provisions of this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. The termination of Consultant's employment shall be effective as of the date specified in the Notice of Termination.


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            (f) Consequences of Termination - In the event of termination of this Agreement, the Company shall be released and discharged of and from all further obligations hereunder other than for payment of compensation due up to the date of termination. Consultant's obligations, agreements and restrictions imposed upon Consultant under paragraphs 6 and 7 hereof shall remain in effect for the period(s) specified therein.

      9.    Injunctive Relief and Non Waiver of Other Rights

            It is mutually understood and agreed that Consultant's services are special, unique, unusual, extraordinary and of an intellectual character giving them a peculiar value, the loss of which cannot be reasonably or adequately compensated in damages in an action at law, and therefore in the event of any breach by Consultant, Company shall be entitled to equitable relief by way of injunction or otherwise without the necessity of posting of a bond or other security, or the necessity of proving actual damages. This provision shall not, however be construed as a waiver of any rights which the Company or any of its affiliates may have for damages under this Agreement or otherwise.

      10.   Life Insurance

            Consultant will permit the Company to purchase "key man" or similar insurance coverage on his life for he exclusive benefit of the Company, in amounts that it determines, and Consultant will cooperate with the Company and the insurance carrier(s) in obtaining such insurance.

      11.   Miscellaneous

            (a) Assignment - This Agreement shall not be assignable by either party, except the Company shall be entitled to assign this Agreement to, and it shall thereafter be binding upon any entity with which the Company may merge or consolidate or any existing or future affiliate of the Company or to any entity to which the substantially all of the assets of the Company are transferred, provided that such successor assumes all of the Company's obligations hereunder.

            (b) Entire Agreement - This Agreement sets forth the entire Agreement and understanding of the parties hereto, and supersedes all prior agreements, arrangements and understandings.

            (c ) Partial Invalidity - Nothing contained herein shall be construed to require the commission of any act contrary to law. Where there is a conflict between a provision of this Agreement and any present or future statute, law, ordinance or regulation, the latter shall prevail, but in such event, the provision of this Agreement affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.


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            (d) Representations - No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not set forth herein. Consultant warrants that he is free to enter into this Agreement and to render his services pursuant hereto.

            (e) Benefit - The provisions of the Agreement shall inure to the benefit of the parties hereto, their heirs , legal representatives, successors and assigns.

            (f) Governing Law - This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York.

            (g) Modification - This Agreement may be amended, modified, superseded, renewed or extended and the covenants, representations, warranties or terms hereof may be waived only by a written instrument executed by the parties hereto. The failure of a party at any time or times to require performance of any provision hereof shall not affect the party's right at a later time to enforce or act upon the same. No waiver by either party of the breach of any term or covenant contained in this Agreement, whether by conduct or otherwise, shall be deemed to be or construed as a continuing or further waiver of any such breach or a waiver of the breach of any other term or covenant contained in this Agreement.

            (h) Section Headings - The section headings contained herein are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

            (i ) Notices - All notices, requests, demands or other communications required, or as may be given, under this Agreement shall be in writing and shall be deemed to have been duly received three (3) days thereafter if delivered or mailed, certified mail, return receipt requested, first class, postage prepaid, if to Consultant, to R. Matthew McGee, 9405 Avalon Drive, Richmond, Virginia 23229, if to the Company to BLC Capital Corp., 919 Third Avenue, New York, N.Y. 10022 Attention Robert Tannenhauser; or to such other address as Consultant or the Company may designate in writing.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first hereinabove written.

            CONSULTANT:                         COMPANY:
                                                BLC Capital Corp.

            /s/ R.Matthew McGee                 /s/Robert F. Tannenhauser
            -------------------                 -----------------------------
            R. Matthew McGee                    Robert F. Tannenhauser, Pres.


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